Exhibit 10.2

COOPER-STANDARD AUTOMOTIVE INC.
EXECUTIVE SEVERANCE PAY PLAN
Effective January 1, 2011
(amended and restated as of June 9, 2021)

4828-5693-7663.3

COOPER-STANDARD AUTOMOTIVE INC.
EXECUTIVE SEVERANCE PAY PLAN

Table of Contents

i
4828-5693-7663.3

COOPER-STANDARD AUTOMOTIVE INC.
EXECUTIVE SEVERANCE PAY PLAN

1.General Statement of Purpose
. The Board of Directors (the “Board”) of Cooper-Standard Automotive Inc. (the “Company”) has considered the effect the departure of certain executives may have on the Company and such executives, including departures in connection with a change of control of the Company. The executives have made and are expected to continue to make major contributions to the short-term and long-term profitability, growth and financial strength of the Company. The Company, recognizing the importance of retaining key executives, desires to assure itself of both the present and future continuity of management, desires to establish certain minimum severance benefits for certain of its executives, and wishes to ensure that its executives are appropriately protected and are not practically disabled from discharging their duties at any time, including in connection with a potential change of control of the Company.
As a result, the Board believes that the Cooper-Standard Automotive Inc. Executive Severance Pay Plan (the “Plan”) will assist the Company in attracting and retaining qualified executives.
2.Effective Date
. The “Effective Date” of the Plan is January 1, 2011. The Plan was most recently amended and restated on June 9, 2021.
3.Definitions
. Where the following words and phrases appear in the Plan, they shall have the respective meanings set forth below, unless their context clearly indicates otherwise:
(a)“Affiliate” shall mean, with respect to an entity, any entity directly or indirectly controlling, controlled by, or under common control with such first entity.
(b) “Base Pay” means, with respect to each Executive, the rate of annual base salary, as in effect from time to time. Notwithstanding the foregoing, if an Executive is terminating employment for Good Reason as a result of a material reduction in the Executive’s Base Pay, then for purposes of Section 5, the term “Base Pay” shall mean such pay as determined prior to such reduction.
(c)“Board” means the Board of Directors of the Company.
(d)“Cause” means that, prior to any termination of employment pursuant to Section 4(b), that the Executive has:

4828-5693-7663.3

(i) willfully failed to perform the Executive’s duties (other than any such failure resulting from incapacity due to physical or mental illness);
(ii) willfully failed to comply with any valid and legal directive of the Board or the person to whom the Participant reports, where such failure results in harm to the Company or any Affiliate;
(iii) engaged in dishonesty, illegal conduct or misconduct, or breach of fiduciary duty which, in each case, results in harm to the Company or any Affiliate;
(iv) engaged in embezzlement, misappropriation or fraud, whether or not related to the Executive’s employment with the Company or an Affiliate;
(v) been convicted of or pled guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude, if such felony or other crime is work-related, or materially impairs the Participant's ability to perform services for the Company or an Affiliate, or results in reputational or financial harm to the Company or its Affiliates;
(vi) violated the Company's or Affiliate’s written policies or codes of conduct which have been provided to (or made available to) the Executive prior to the date of the violation, including but not limited to written policies related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct;
(vii) violated any restrictive covenant agreement in effect with the Company or an Affiliate which violation results in harm to the Company or any Affiliate; or
(viii) engaged in conduct that brings or is reasonably likely to bring (if it were publicly known) the Company or any Affiliate negative publicity or into public disgrace, embarrassment, or disrepute.
For purposes of this definition, (A) no act or failure to act on the part of the Executive shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Company or any Affiliate; (B) “harm” shall mean more than de minimis harm; and (C) with respect to an act or omission subject to clauses (i) or (ii) above, if the underlying act or omission is curable, the Executive’s termination will not be considered to be for “Cause” unless the Board or the Executive’s direct supervisor has notified Executive of such act or omission (which notice must be provided in a manner that enables Executive to effectuate a cure), and the Executive has failed to correct such act or omission within thirty (30) days of such notification (other than by reason of the incapacity of the Executive due to physical or mental illness). If the Executive’s act or omission could be described in more than one of the clauses above, the Company shall have the discretion to determine which of such

4828-5693-7663.3

clauses (either singly or in combination) shall form the basis for Executive’s termination for Cause.
(e)“Change of Control” shall have the meaning given in the Cooper-Standard Holdings Inc. 2021 Omnibus Incentive Plan, or any successor plan thereto. For clarity, (i) the most recent plan in effect as of the date of determination of whether a Change of Control has occurred shall be the plan whose definition of “Change of Control” governs, and (ii) if the governing plan uses a different term to define a change in the ownership or control of the Company, such term shall be deemed to mean a “Change of Control”.
(f)“Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto. Any reference to a specific provision of the Code shall be deemed to include any successor provision thereto.
(g)“Committee” means the Board or any committee to which the Board delegates duties and powers hereunder.
(h)“CSH” means Cooper-Standard Holdings Inc., or any successor thereto.
(i)“Employee Benefits” means the perquisites, benefits and service credit for benefits as provided under any and all employee retirement income and welfare benefit policies, plans, programs or arrangements in which an Executive is entitled to participate, including without limitation any savings, pension, supplemental executive retirement, or other retirement income or welfare benefit, stock option, performance share, performance unit, stock purchase, stock appreciation, deferred compensation, incentive compensation, group or other life, health, medical/hospital or other insurance (whether funded by actual insurance or self-insured by the Company or an Affiliate), disability, salary continuation, expense reimbursement and other employee benefit policies, plans, programs or arrangements that may now exist or any policies, plans, programs or arrangements that may be adopted hereafter by the Company or its Affiliate.
(j)“Exchange Act” means the Securities Exchange Act of 1934, as amended. Any reference to a specific provision of the Exchange Act shall be deemed to include any successor provision thereto.
(k)“Executive” means each Executive Officer and any other employee of the Company duly appointed by the Board as an authorized signatory of CSH and the Company for all purposes. For clarity, an employee of the Company is appointed by the Board as an authorized signatory of CHS and the Company for a limited purpose, or on a temporary basis, shall not be considered an Executive.
(l)“Executive Officer” means an employee of the Company who is an “officer” within the meaning of Rule 16a-1(f) promulgated under the Exchange Act or, if at any time the Company does not have a class of securities registered pursuant to Section 12 of the Exchange Act, an employee of the Company who would be deemed an “officer”

4828-5693-7663.3

within the meaning of Rule 16a-1(f) if the Company had a class of securities so registered, as determined by the Board in its discretion.
(m)“Good Reason” means the occurrence, without the Executive’s advance written consent, of any of the following during the period of time commencing on the date of the first occurrence of a Change of Control and continuing until the earlier of (i) the second anniversary of the occurrence of such Change of Control or (ii) the Executive’s death.:
(i)(A) a significant adverse change in the nature or scope of the authorities, powers, functions, responsibilities or duties attached to the position with the Company which the Executive held immediately prior to the Change of Control, or (B) a material reduction in the Executive’s Base Pay or opportunities for short-term cash incentive compensation pursuant to any short-term cash incentive compensation plan or program established by the Company other than a reduction which is applied generally to other Executives in a similar manner, any of which is not remedied by the Company within thirty (30) calendar days after receipt by the Company of written notice from the Executive of such change or reduction; or
(ii)the Company requires the Executive to have Executive’s principal location of work changed to any location that is in excess of 50 miles from the location thereof immediately prior to or after the Change of Control, which requirement is not rescinded by the Company within thirty (30) calendar days after receipt by the Company of written notice from the Executive. The Executive’s refusal to relocate during the notice and cure period described herein shall not be considered “Cause” by the Company to terminate Executive’s employment.
Any notification to be given by the Executive in accordance with clauses (i) or (ii) shall specifically identify the change, reduction or requirement to which the notification relates and must be given by the Executive within ninety (90) days of the initial existence of the conditions giving rise to such change, reduction or requirement. Failure of the Executive to timely provide notice to the Company shall be deemed to constitute the Executive’s consent to such change, reduction or requirement and the Executive shall thereafter waive his right to terminate for Good Reason as a result of such specific change, reduction or requirement. For the Executive to be considered to have terminated for “Good Reason”, the Executive must Separate from Service no later than sixty (60) days following the end of the Company’s cure period.

(n)“Separation Agreement” means an agreement provided by the Company to the Executive in connection with the Executive’s termination of employment which specifies the Severance Pay due hereunder.
(o)“Separation from Service” means the date an Executive separates from service from the Company and its Subsidiaries within the meaning of, and applying the default rules of, the regulations promulgated under Code Section 409A.

4828-5693-7663.3

(p)“Severance Pay” means the amounts payable and benefits provided as set forth in Section 5(a) or 5(b).
(q) “Subsidiary” means any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then-outstanding securities or interests of such corporation or other entity entitled to vote generally in the election of directors (or members of any similar governing body) or in which the Company has the right to receive 50% or more of the distribution of profits or 50% of the assets or liquidation or dissolution.
4.Eligibility; Termination of Employment.
(a)Subject to the limitations described below, all Executives shall be eligible to participate in the Plan immediately upon being appointed an Executive and shall remain covered hereunder for so long as such individual remains in an Executive position; provided, however, that:
(i) If an Executive has an employment or similar agreement that specifically provides for severance benefits, such Executive shall be ineligible hereunder for so long as such agreement is in effect; and
(ii) In the event of a Change of Control arising from a sale of the Company’s assets, the Change of Control provisions of the Plan shall only apply to: (i) Executives who are employed immediately prior to the date that the Change of Control occurs with the group(s) whose assets being sold result in the Change of Control and (ii) Executives who are employed by the corporate headquarters of the Company immediately prior to the date that such Change of Control occurs and in each case (A) whose positions are transferred to the successor of the group whose assets are being sold, or (B) whose employment is terminated as a result of the Change of Control.
(b)If an Executive’s employment is terminated by the Company and such termination is without Cause, or if an Executive’s employment is terminated by the Executive for Good Reason, then the Executive will be entitled to the Severance Pay described in Section 5.
(c)A termination pursuant to Subsection (b) will not affect any rights that the Executive may have pursuant to any agreement, policy, plan, program or arrangement of the Company or any Affiliate providing Employee Benefits (other than as expressly provided in such agreement, policy, plan, program or arrangements), which rights shall be governed by the terms thereof.
(d)Notwithstanding the preceding provisions of this Section, an Executive will not be entitled to Severance Pay if his employment with the Company is terminated because:

4828-5693-7663.3

(i) of the Executive’s death; or
(ii) the Executive becomes permanently disabled within the meaning of, and is eligible to receive disability benefits pursuant to, the long-term disability plan as then in effect.
5.Severance Pay.
(a)Subject to the provisions of this Plan, including but not limited to Section 5(b) and Section 6, if an Executive’s employment is terminated by the Company without Cause, then the Company will pay or provide to the Executive as Severance Pay the following:
(i) Cash installment payments, in accordance with the Company’s regular payroll schedule, equal to (x) with respect to the Executive who is the Chief Executive Officer of the Company, two (2) times the sum of such Executive’s: (A) Base Pay as in effect immediately prior to the Executive’s termination and (B) the target annual cash incentive payment amount under the Executive’s annual cash incentive compensation award for the year in which the Executive’s termination occurs (or, target annual cash incentive compensation for the year prior to the year of termination where the target annual incentive compensation for the current year has not yet been set), payable over two (2) years; (y) with respect to Executives who are Executive Officers, one and a half (1.5) times the sum of such Executive’s: (A) Base Pay as in effect immediately prior to the Executive’s termination and (B) the target annual cash incentive payment amount under the Executive’s annual cash incentive compensation award for the year in which the Executive’s termination occurs (or, target annual cash incentive compensation for the year prior to the year of termination where the target annual incentive compensation for the current year has not yet been set), payable over one and a half (1.5) years; and (z) with respect to all other Executives, one (1) times the sum of such Executive’s (A) Base Pay as in effect immediately prior to the Executive’s termination and (B) the target annual cash incentive payment amount under the Executive’s annual cash incentive compensation award for the year in which the Executive’s termination occurs (or, target annual cash incentive compensation for the year prior to the year of termination where the target annual incentive compensation for the current year has not yet been set), payable over one (1) year. Except as provided in Section 5(d), payments shall commence thirty (30) days after the date of the Executive’s Separation from Service (or such earlier date as is authorized by the Company to the extent permitted by Code Section 409A), with the initial payment to include any amounts that would have been payable within such period.
(ii) A single lump sum cash payment of the pro rata portion of the annual cash incentive compensation award, if any, granted to the Executive for the year in which such termination occurs, determined by multiplying (x) the payout amount due under the award based on actual performance results for the year, by

4828-5693-7663.3

(y) the percentage of the fiscal year that shall have elapsed through the date of Executive’s termination of employment. Payment of the prorated annual cash incentive will be made following the end of the performance period and when the payment would have otherwise been made had Executive’s employment not terminated. An additional single lump cash payment of the annual cash incentive compensation award earned based on actual performance, if any, for the year prior to the year of termination of the Executive in the event such award was not paid to the Executive before the date of the termination. Except as provided in Section 5(d), payment of the additional annual cash incentive shall be made when the payment would have otherwise been made had Executive’s employment not terminated.
(iii) For eighteen (18) months (for the Chief Executive Officer and any Executive Officer) and twelve (12) months (for all other Executives) following Executive’s date of termination, provided the Executive timely makes an election to continue health plan coverage pursuant to COBRA, the Company shall charge the Executive only the premiums or contributions being paid during such period by similarly situated active employees for such coverage. Notwithstanding the foregoing, with respect to any fully-insured health plan, if the Company determines that the provision of such coverage would be considered discriminatory such that the Company would be subject to an excise tax for providing such coverage, then this provision shall cease to apply as of the date of such determination and the Executive shall be entitled to continue health plan coverage pursuant to the continuation provisions of COBRA.
(iv) Outplacement services by a firm selected by the Executive so long as such services are commenced within twelve (12) months following the Executive’s Separation from Service and are completed prior to the end of the second calendar year following the year in which the Executive’s Separation from Service occurs, at the expense of the Company in a reasonable amount not to exceed the lesser of 15% of the Executive’s Base Pay or $50,000, payable within thirty (30) days after receipt of an invoice from the outplacement firm.
(b)Subject to the provisions of this Plan, including but not limited to Section 6, if during the period of time commencing on the date of the first occurrence of a Change of Control and continuing until the earlier of (A) the second anniversary of the occurrence of such Change of Control or (B) the Executive’s death, the employment of an Executive is terminated by the Company without Cause or by the Executive for Good Reason, then, in lieu of the pay and benefits provided in subsection (a), the Company will pay or provide to the Executive as Severance Pay the following:
(i) A single lump sum cash payment equal to (x) with respect to Executives who are Executive Officers, and the Chief Executive Officer, two (2) times the sum of such Executive’s: (A) Base Pay as in effect immediately prior to the Executive’s termination, or if higher, as in effect immediately prior to the Change

4828-5693-7663.3

of Control; and (B) the higher of (i) the target annual cash incentive payment amount under the Executive’s annual cash incentive compensation award for the year in which the Executive’s termination occurs (or, target annual cash incentive compensation for the year prior to the year of termination where the target annual incentive compensation for the current year has not yet been set or where a reduction in the target annual incentive opportunity was the trigger for a Good Reason termination) or (ii) the target annual cash incentive payment amount under the Executive’s annual cash incentive compensation award for the year preceding the year in which the Change of Control occurs; and (y) with respect to all other Executives, one and a half (1.5) times the sum of such Executive’s (A) Base Pay as in effect immediately prior to Executive’s termination, or if higher, as in effect immediately prior to the Change of Control; and (B) the higher of (i) the target annual cash incentive payment amount under the Executive’s annual cash incentive compensation award for the year in which the Executive’s termination occurs (or, target annual incentive compensation for the year prior to the year of termination where the target annual incentive compensation for the current year has not yet been set or where a reduction in the target annual incentive opportunity was the trigger for a Good Reason termination) or (ii) the target annual cash incentive payment amount under the Executive’s annual cash incentive compensation award for the year preceding the year in which the Change of Control occurs. Except as provided in Section 5(d), payment of the lump sum shall be made thirty (30) days after the date of the Executive’s Separation from Service (or such earlier date as is authorized by the Company to the extent permitted by Code Section 409A).
(ii) A single lump sum cash payment of the pro rata portion of the annual cash incentive compensation award, if any, granted to the Executive for the year in which the Executive’s termination occurs, determined by multiplying (x) the target payout amount due under the award, by (y) the percentage of the fiscal year that shall have elapsed through the date of Executive’s termination of employment, provided that if the Executive’s termination occurs in the same year as the Change of Control, then the amount due under this clause (ii) shall be reduced by any portion of such award that was paid upon the Change of Control. Except as provided in Section 5(d), payment of the lump sum shall be made thirty (30) days after the date of the Executive’s Separation from Service (or such earlier date as is authorized by the Company to the extent permitted by Code Section 409A). An additional single lump cash payment of the annual cash incentive compensation award earned based on actual performance, if any, for the year prior to the year of termination of the Executive in the event such award was not paid to the Executive before the date of the termination. Except as provided in Section 5(d), payment of the additional annual cash incentive shall be made when the payment would have otherwise been made had Executive’s employment not terminated.

4828-5693-7663.3

(iii) For eighteen (18) months following Executive’s date of termination, provided the Executive timely makes an election to continue health plan coverage pursuant to COBRA, the Company shall charge the Executive only the premiums or contributions being paid during such period by similarly situated active employees for such coverage. Notwithstanding the foregoing, with respect to any fully-insured health plan, if the Company determines that the provision of such coverage would be considered discriminatory such that the Company would be subject to an excise tax for providing such coverage, then this provision shall cease to apply as of the date of such determination and the Executive shall be entitled to continue health plan coverage pursuant to the continuation provisions of COBRA.
(iv) Outplacement services by a firm selected by the Executive so long as such services are commenced within twelve (12) months following the Executive’s Separation from Service and are completed prior to the end of the second calendar year following the year in which the Executive’s Separation from Service occurs, at the expense of the Company in a reasonable amount not to exceed the lesser of 15% of the Executive’s Base Pay or $50,000, payable within thirty (30) days after receipt of an invoice from the outplacement firm.
(c)The Company’s obligation to provide, and the Executive’s right to receive the Severance Pay under Sections 5(a) or 5(b) are conditioned on the execution by the Executive (and failure to revoke, if applicable) and delivery to the Company of the confidentiality, non-compete and non-disparagement agreement provided by the Company to the Executive, which shall be substantially in the form set forth in Exhibit A hereto, and the release provided by the Company to the Executive, which shall be substantially in the form set forth in Exhibit B hereto, and the Separation Agreement (if any) no later than thirty (30) days after the date of the Executive’s termination of employment. Notwithstanding anything to the contrary herein, the Company may revise the form of agreements set forth in Exhibit A or Exhibit B at the time of an Executive’s termination to reflect changes in the law or best practices related to such agreements. If the Executive fails to execute (or executes and then revokes, if applicable) any of the agreements described herein within such thirty (30) day period, then the Company shall have no obligation to provide the Severance Pay.
(d)Notwithstanding the timing of payments set forth in this Section 5, if the Company determines that the Executive is a “specified employee” within the meaning of Code Section 409A on the date of the Executive’s Separation from Service, then the payments due under Sections 5(a)(i), and 5(b)(i) and (ii), and any other payment, in each case, that the Company determines is not exempt from Code Section 409A, to the extent due within the first six (6) months following the Executive’s Separation from Service, will be delayed (without any reduction in such payments or benefits ultimately paid or provided to Executive and without earnings or interest) and will be paid (or commence, as applicable) one day and six (6) months following the date of the Executive’s Separation from Service, with the initial payment to include any amounts that would have

4828-5693-7663.3

been payable within such period. For purposes of Code Section 409A, each installment payment provided under this Plan shall be treated as a separate payment. As a result, unless otherwise required by law, the six (6) month delay shall not apply to: (i) any lump sum payments that are paid by March 15 of the calendar year following the year in which the Executive’s Separation from Service occurs, (ii) any installments payments that are paid by March 15 of the calendar year following the year in which the Executive’s Separation from Service occurs, and (iii) any installment payments paid after such March 15th and prior to the six (6)-month anniversary of the Executive’s Separation from Service that are less than the Exempt Amount.  For purposes hereof, the “Exempt Amount” is two times the lesser of the Code Section 401(a)(17) limit in effect at the time of the Executive’s Separation from Service or two times the Executive’s annualized rate of pay for the year preceding the year of the Executive’s Separation from Service.
(e)Notwithstanding any provision of the Plan to the contrary, the rights and obligations under this Section and under Sections 6 and 9 will survive any termination or expiration of the Plan or the termination of an Executive’s employment for any reason whatsoever.
6.Limitations on Severance Pay and Other Payments or Benefits.
(a)Notwithstanding any other provision of this Plan, if any portion of the Severance Pay or any other payment under this Plan, or under any other agreement with the Executive or plan of the Company or its Affiliates (in the aggregate, “Total Payments”), would constitute an “excess parachute payment” and would, but for this Section 6(a), result in the imposition on the Executive of an excise tax under Section 4999 of the Code (the “Excise Tax”), then the Total Payments to be made to the Executive shall either be (i) delivered in full, or (ii) delivered in such amount so that no portion of such Total Payments would be subject to the Excise Tax, whichever of the foregoing results in the receipt by the Executive of the greatest benefit on an after-tax basis (taking into account the applicable federal, state and local income taxes and the Excise Tax).
(b)Within forty (40) days following a termination of employment or notice by one party to the other of its belief that there is a payment or benefit due the Executive that will result in an excess parachute payment, the Executive and the Company, at the Company’s expense, shall obtain the opinion (which need not be unqualified) of nationally recognized tax counsel (“National Tax Counsel”) selected by the Company’s independent auditors and reasonably acceptable to the Executive (which may be regular outside counsel to the Company), which opinion sets forth (i) the amount of the Base Period Income (as defined below), (ii) the amount and present value of the Total Payments, (iii) the amount and present value of any excess parachute payments determined without regard to any reduction of Total Payments pursuant to Section 6(a)(ii) and (iv) the net after-tax proceeds to the Executive, taking into account the tax imposed under Code Section 4999 if (x) the Total Payments were reduced in accordance with Section 6(a)(ii) or (y) the Total Payments were not so reduced. The opinion of National

4828-5693-7663.3

Tax Counsel shall be addressed to the Company and the Executive and shall be binding upon the Company and the Executive. If such National Tax Counsel opinion determines that Section 6(a)(ii) above applies, then the Severance Pay hereunder or any other payment or benefit determined by such counsel to be includable in Total Payments shall be reduced or eliminated so that under the bases of calculations set forth in such opinion there will be no excess parachute payment. In such event, payments or benefits included in the Total Payments shall be reduced or eliminated by applying the following principles, in order: (1) the payment or benefit with the higher ratio of the parachute payment value to present economic value (determined using reasonable actuarial assumptions) shall be reduced or eliminated before a payment or benefit with a lower ratio; (2) the payment or benefit with the later possible payment date shall be reduced or eliminated before a payment or benefit with an earlier payment date; and (3) cash payments shall be reduced prior to non-cash benefits; provided that if the foregoing order of reduction or elimination would violate Section 409A of the Code, then the reduction shall be made pro rata among the payments or benefits included in the Severance Pay (on the basis of the relative present value of the parachute payments).
(c)For purposes of this Plan: (i) the terms “excess parachute payment” and “parachute payments” shall have the meanings assigned to them in Section 280G of the Code and such “parachute payments” shall be valued as provided therein; (ii) present value shall be calculated in accordance with Section 280G(d)(4) of the Code; (iii) the term “Base Period Income” means an amount equal to the Executive’s “annualized includible compensation for the base period” as defined in Section 280G(d)(1); (iv) for purposes of the opinion of National Tax Counsel, the value of any noncash benefits or any deferred payment or benefit shall be determined by the Company’s independent auditors in accordance with the principles of Section 280G(d)(3) and (4) of the Code, which determination shall be evidenced in a certificate of such auditors addressed to the Company and the Executive; and (v) the Executive shall be deemed to pay federal income tax and local income taxes at the highest marginal rate of taxation in the state or locality of the Executive’s domicile (determined in both cases in the calendar year in which the termination of employment or notice described in Section 6(b) is given, whichever is earlier), net of the maximum reduction in federal income taxes that may be obtained from the deduction of such state and local taxes.
(d)If such National Tax Counsel so requests in connection with the opinion required by this Section 6, then the Executive and the Company shall obtain, at the Company’s expense, and the National Tax Counsel may rely on, the advice of a firm of recognized executive compensation consultants as to the reasonableness of any item of compensation to be received by the Executive solely with respect to its status under Section 280G of the Code.
(e)The Company agrees to bear all costs associated with, and to indemnify and hold harmless, the National Tax Counsel of and from any and all claims, damages, and expenses resulting from or relating to its determinations pursuant to this Section 6,

4828-5693-7663.3

except for claims, damages or expenses resulting from the gross negligence or willful misconduct of such firm.
(f)This Section 6 shall be amended to comply with any amendment or successor provision to Sections 280G or 4999 of the Code. If such provisions are repealed without successor, then this Section 6 shall be cancelled without further effect.
7.No Mitigation Obligation
. The Company hereby acknowledges that it will be difficult and may be impossible for an Executive to find reasonably comparable employment following Executive’s termination of employment with the Company and that the non-competition agreement required by Section 5(c) will further limit the employment opportunities for Executive. Accordingly, the provision of Severance Pay by the Company to an Executive in accordance with the terms of the Plan is hereby acknowledged by the Company to be reasonable, and an Executive will not be required to mitigate the amount of any payment provided for in the Plan by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of an Executive hereunder or otherwise.
8.Certain Payments not Considered for Other Benefits, etc
. The legal fee and expense reimbursement provided under Section 9 and reimbursements for outplacement counseling provided under Section 5 will not be included as earnings for the purpose of calculating contributions or benefits under any employee benefit plan of the Company or an Affiliate.
9.Legal Fees and Expenses
. Following a Change of Control, it is the intent of the Company that each Executive not be required to incur legal fees and the related expenses associated with the interpretation, enforcement or defense of Executive’s rights under the Plan by litigation or otherwise (including making a claim pursuant to the provisions of Section 17(d)) because the cost and expense thereof would substantially detract from the benefits intended to be extended to each Executive hereunder. Accordingly, if it should appear to an Executive that the Company has failed to comply with any of its obligations under the Plan following a Change of Control or in the event that the Company or any other person takes or threatens to take any action to declare the Plan void or unenforceable, or institutes any litigation or other action or proceeding designed to deny, or to recover from, the Executive the benefits provided or intended to be provided to the Executive hereunder, in each case, following a Change of Control, then the Company irrevocably authorizes the Executive from time to time to retain counsel of Executive’s choice, at the expense of the Company as hereafter provided, to advise and represent the Executive in connection with any such interpretation, enforcement or defense. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to the Executive’s entering into an attorney-client relationship with such counsel, and in that connection the Company and the Executive agree that a confidential

4828-5693-7663.3

relationship will exist between the Executive and such counsel. Without respect to whether the Executive prevails, in whole or in part, in connection with any of the foregoing, the Company will pay and be solely financially responsible for any and all attorneys’ and related fees and expenses incurred by the Executive in connection with any of the foregoing; provided that, in regard to such matters, the Executive has not acted in bad faith or with no colorable claim of success. The Company shall promptly pay the fees incurred, upon receipt of proper documentation thereof, and in no event shall payment be made later than the end of the calendar year following the calendar year in which such fees were incurred.
10.Employment Rights
. Nothing expressed or implied in the Plan shall create any right or duty on the part of the Company or an Executive to have the Executive remain in the employment of the Company at any time prior to or following a Change of Control. Each Executive covered by this Plan expressly acknowledges that Executive is an employee at will.
11.Withholding of Taxes
. The Company or its Affiliate may withhold from any amounts payable under the Plan all federal, state, city or other taxes as shall be required pursuant to any law or government regulation or ruling.
12.Successors and Binding Effect.
(a)The Company will require any successor (including, without limitation, any persons acquiring directly or indirectly all or substantially all of the business and/or assets of the Company, whether by purchase, merger, consolidation, reorganization or otherwise, and such successor shall thereafter be deemed the Company for the purposes of the Plan), to expressly or by operation of law assume and agree to perform the obligations under the Plan in the same manner and to the same extent the Company would be required to perform if no such succession had taken place; provided that the assignment of this Plan shall not affect whether a Change of Control has occurred. The Plan shall be binding upon and inure to the benefit of the Company and any successor to the Company, but shall not otherwise be assignable, transferable or delegable by the Company.
(b)The rights under the Plan shall inure to the benefit of and be enforceable by each Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and/or legatees.
(c)The rights under the Plan are personal in nature and neither the Company nor any Executive shall, without the consent of the other, assign, transfer or delegate the Plan or any rights or obligations hereunder except as expressly provided in this Section. Without limiting the generality of the foregoing, an Executive’s right to receive payments hereunder shall not be assignable, transferable or delegable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by Executive’s will or by the

4828-5693-7663.3

laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section, the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated. If Executive dies after accruing a right to Severance Pay (e.g., dies after a termination of employment for which Severance Pay is due) but before such Severance Pay is paid or provided in full, then the Severance Pay that has not yet been paid or provided as of the date of the Executive’s death shall be paid to Executive’s estate at the same time as such Severance Pay would have been provided had Executive survived to receive all amounts due hereunder.
(d)The obligation of the Company to make payments and/or provide benefits hereunder shall represent an unsecured obligation of the Company.
(e)The Company recognizes that each Executive will have no adequate remedy at law for breach by the Company of any of the agreements contained herein and, in the event of any such breach, the Company hereby agrees and consents that each Executive shall be entitled to a decree of specific performance, mandamus or other appropriate remedy to enforce performance of obligations of the Company under the Plan.
13.Governing Law
. All matters affecting this Plan, including the validity, interpretation, construction and performance of the Plan shall be governed by the laws of the State of Michigan, without giving effect to the principles of conflict of laws of such State.
14.Validity
. If any provisions of the Plan or the application of any provision hereof to any person or circumstance is held invalid, unenforceable or otherwise illegal, the remainder of the Plan and the application of such provision to any other person or circumstances shall not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal shall be reformed to the extent (and only to the extent) necessary to make it enforceable, valid and legal.
15.Headings
. The headings in the Plan are for convenience of reference only and do not define, limit or describe the scope or intent of the Plan or any part hereof and shall not be considered in any construction hereof.
16.Construction
. The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender and the singular shall be deemed to include the plural, unless the context clearly indicates to the contrary.

4828-5693-7663.3

17.Administration of the Plan.
(a)In General: The Plan shall be administered by the Company, which shall be the named fiduciary under the Plan.
(b)Delegation of Duties: The Company may delegate any of its administrative duties, including, without limitation, duties with respect to the processing, review, investigation, approval and payment of Severance Pay, to named administrator or administrators.
(c)Regulations: The Company shall promulgate any rules and regulations it deems necessary in order to carry out the purposes of the Plan or to interpret the terms and conditions of the Plan; provided, however, that no rule, regulation or interpretation shall be contrary to the provisions of the Plan.
(d)Claims Procedure: The Company shall determine the rights of any employee of the Company to any Severance Pay hereunder. Any employee or former employee of the Company who believes that benefits are due to such individual under the Plan which have not been paid, may file a claim in writing with the chief legal officer of the Company (or the Secretary, in the case the Executive is the chief legal officer) within 180 days of the date such payment hereunder would have been paid had it been due. The Company shall, no later than ninety (90) days after the receipt of a claim, either allow or deny the claim by written notice to the claimant. If a claimant does not receive written notice of the Company’s decision on his claim within such ninety (90)-day period, the claim shall be deemed to have been denied in full.
A denial of a claim by the Company, wholly or partially, shall be written in a manner calculated to be understood by the claimant and shall include:
(i) the specific reason or reasons for the denial;
(ii) specific reference to pertinent Plan provisions on which the denial is based;
(iii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and
(iv) an explanation of the claim review procedure, including the claimant’s right to bring a suit for benefits under ERISA section 502(a) following an adverse benefit determination upon review.
A claimant whose claim is denied (or such claimant’s duly authorized representative) may, within thirty (30) days after receipt of denial of his claim, request a review of such denial by the Company by filing with the Secretary of the Company (or the chief legal officer, in the case the Executive is the Secretary) a written request for review of such

4828-5693-7663.3

claim. If the claimant does not file a request for review with the Company within such 30-day period, the claimant shall be deemed to have acquiesced in the original decision of the Company on the claim. If a written request for review is so filed within such 30-day period, the Company shall conduct a full and fair review of such claim.
During such full review, the claimant shall be given the opportunity to review documents that are pertinent to claimant’s claim and to submit issues and comments in writing. The Company shall notify the claimant of its decision on review within sixty (60) days after receipt of a request for review. Notice of the decision on review shall be in writing. If the decision on review is not furnished to the claimant within such 60-day period, the claim shall be deemed to have been denied on review.
(e)Requirement of Receipt. Upon receipt of any Severance Pay hereunder, the Company reserves the right to require any Executive to execute a receipt evidencing the amount and payment of such Severance Pay.
18.Amendment and Termination
. Prior to a Change of Control, the Company reserves the right, except as hereinafter provided, at any time and from time to time, to amend, modify, or terminate the Plan, including any Exhibit thereto; provided, however, that any such amendment, modification, or termination that adversely affects the rights of any Executive under the Plan shall not be effective until the one-year anniversary of such amendment, modification or termination without the written consent of any such Executive. After a Change of Control, no amendment, modification or termination that adversely affects the rights of any Executive under the Plan in the event of a Change of Control may take effect prior to the second anniversary of the Change of Control without the written consent of any such Executive. Any amendment, modification or termination of the Plan shall not affect any obligation of the Company under the Plan, which has accrued and is unpaid as of the effective date of such amendment, modification or termination. Notwithstanding the foregoing, the Company may amend the Plan as necessary to comply with Section 409A of the Code without obtaining the consent of an Executive.
19.Other Plans, etc
. If the terms of this Plan are inconsistent with the provisions of any other plan, program, contract or arrangement of the Company, to the extent such plan, program, contract or arrangement may be amended by the Company, the terms of the Plan will be deemed to so amend such plan, program, contract or arrangement, and the terms of the Plan will govern.

4828-5693-7663.3

IN WITNESS WHEREOF, Cooper-Standard Automotive Inc. has caused the Plan to be executed as of the 9th day of June, 2021.
                        COOPER-STANDARD AUTOMOTIVE INC.

                        By: /s/ Larry E. Ott

Its: Senior Vice President and Chief Human                              Resources Officer

4828-5693-7663.3

EXHIBIT A

Form of Confidentiality, Non-Compete and Non-Disparagement Agreement
WHEREAS, the Executive’s employment has been terminated in accordance with Section 4(b) of the Cooper-Standard Automotive Inc. Executive Severance Pay Plan (the “Plan”) (capitalized terms used herein without definition have the meanings specified in the Plan); and
WHEREAS, the Executive is required to sign this Confidentiality, Non-Compete and Non-Disparagement Agreement (“Agreement”) in order to receive the Severance Pay under the Plan and the Separation Agreement.
NOW THEREFORE, in consideration of the promises and agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and intending to be legally bound, the Executive agrees as follows:
1.    Effective Date of Agreement. This Agreement is effective on the date hereof and will continue in effect as provided herein.
2.    Confidentiality; Confidential Information; Assignment of Inventions. In consideration of the payments to be made and the benefits to be received by the Executive pursuant to the Plan:
a.Executive acknowledges and agrees that in the performance of Executive’s duties as an employee of the Company or its Affiliates, Executive was brought into frequent contact with, had access to, and became informed of confidential and proprietary information of the Company and its Affiliates and/or information which is a trade secret of the Company and/or its affiliates (collectively, “Confidential Information”), as more fully described in paragraph (b) of this Section. Executive acknowledges and agrees that the Confidential Information of the Company and its Affiliates gained by Executive during Executive’s association with the Company and its Affiliates was, is and will be developed by and/or for the Company and its Affiliates through substantial expenditure of time, effort and money and constitutes valuable and unique property of the Company and its Affiliates.
b.Subject to subsections (d) and (e), the Executive will keep in strict confidence, and will not, directly or indirectly, at any time, disclose, furnish, disseminate, make available, use or suffer to be used in any manner any Confidential Information of the Company or its Affiliates without limitation as to when or how the Executive may have acquired such Confidential Information. The Executive specifically acknowledges that Confidential Information includes any and all information, whether reduced to writing (or in a form from which information can be obtained, translated, or derived into reasonably usable form), or maintained in the mind or memory of the Executive and whether compiled or created by the Company or its Affiliates, which derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from the disclosure or use of such information,

4828-5693-7663.3

that reasonable efforts have been put forth by the Company and its Affiliates to maintain the secrecy of Confidential Information, that such Confidential Information is and will remain the sole property of the Company and its Affiliates, and that any retention (in tangible form) or use by the Executive of Confidential Information after the termination of the Executive’s employment with and services for the Company and its Affiliates shall constitute a misappropriation of the Company’s Confidential Information, except as provided by subsection (e).
c.Except as otherwise provided in the Separation Agreement, the Executive further agrees that Executive shall return, within ten (10) days of the effective date of Executive’s termination as an employee of the Company and its Affiliates, in good condition, all property of the Company and its Affiliates then in Executive’s possession, including, without limitation, whether in hard copy or in any other media (i) property, documents and/or all other materials (including copies, reproductions, summaries and/or analyses) which constitute, refer or relate to Confidential Information of the Company or its Affiliates, (ii) keys to property of the Company or its Affiliates, (iii) files and (iv) blueprints or other drawings.
d.The Executive further acknowledges and agrees that Executive’s obligation of confidentiality shall survive until and unless such Confidential Information of the Company or its Affiliates shall have become, through no fault of the Executive, generally known to the industry or the Executive is required by law (after providing the Company with notice and opportunity to contest such requirement) to make disclosure. The Executive’s obligations under this Section are in addition to, and not in limitation or preemption of, all other obligations of confidentiality which the Executive may have to the Company and its Affiliates under general legal or equitable principles or statutes.
e.Nothing herein shall prohibit the Executive from reporting or otherwise disclosing possible violations of state, local or federal law or regulation to any governmental agency or entity, or making other disclosures that, in each case, are protected under whistleblower provisions of local, state or federal law or regulation. Nothing herein is intended to discourage or restrict the Executive from reporting any theft of trade secrets pursuant to the Defend Trade Secrets Act of 2016 or other applicable state or federal law.
f.The Executive agrees and hereby assign to the Company all of Executive’s right, title and interest in any inventions, improvements, discoveries, operating techniques or “know-how,” whether patentable or not (“Inventions”) which relate to, or are useful in connection with, an aspect of the business as carried on or contemplated at the time the Invention was made, whether or not Executive’s duties directly related thereto, and the Company shall be the sole and absolute owner of any of the Inventions so assigned. The Executive agrees to perform any further acts or execute any papers at the expense of the Company which it may consider necessary to secure for the Company or its successors or assigns any and all rights relating to the Inventions, including patents in the United States and foreign countries.

4828-5693-7663.3

3.    Non-Disparagement. The Executive agrees that Executive will not take any action to disparage or criticize the Company or its Affiliates or their respective employees, officers, directors, owners or customers or to engage in any other action that injures or hinders the business relationships of the Company or its Affiliates. Nothing contained in this Section 3 shall preclude the Executive from enforcing Executive’s rights under the Plan or complying with applicable law.
    4.    Non-Compete. The Executive agrees that Executive will not, for a period of [insert severance period, e.g. two (2) years if two (2) times Base Pay is being paid] following Executive’s termination with the Company and its Affiliates, engage in Competitive Activity. For purposes of this Agreement, “Competitive Activity” means the Executive’s participation, without the written consent of the Chief Executive Officer (except where the Executive holds such position, in which case the Board shall be required to provide such written consent), if any, of the Company, in the management of any business enterprise if such enterprise engages in substantial and direct competition with the Company or any its Affiliates and such enterprise’s sales of any product or service competitive with any product or service of the Company or its Affiliates amounted to 5% of such enterprise’s net sales for its most recently completed fiscal year and if the Company’s net sales of said product or service amounted to 5% of, as applicable, the Company’s or its Affiliate’s net sales for its most recently completed fiscal year. “Competitive Activity” will not include (i) the mere ownership of 5% or more of securities in any such enterprise and the exercise of rights appurtenant thereto or (ii) participation in the management of any such enterprise other than in connection with the competitive operations of such enterprise.

5.    Nonsolicitation. The Executive further agrees that Executive will not, directly or indirectly, for a period of [insert severance period, e.g. two (2) years if two (2) times Base Pay is being paid] following Executive’s termination with the Company and its Affiliates:
(a)induce or attempt to induce customers, business relations or accounts of the Company or any of its Affiliates to relinquish their contracts or relationships with the Company or any of its Affiliates; or
(b)solicit, entice, assist or induce other employees, agents or independent contractors to leave the employ of the Company or any of its Affiliates or to terminate their engagements with the Company and/or any of its Affiliates or assist any competitors of the Company or any of its Affiliates in securing the services of such employees, agents or independent contractors.

6.     Remedies; Tolling; Reasonableness. The Executive agrees that the Company or its Affiliates would be irreparably harmed if Executive violated any provision of Sections 2 through 5 of this Agreement. Therefore, in addition to any other remedy which the Company may have, the Company shall be entitled to immediate injunctive relief, including the issuance of a temporary injunction to remedy or forestall any breach or threatened breach of Sections 2

4828-5693-7663.3

through 5 of this Agreement. The restrictive period shall be tolled during any time that Executive is in breach of Executive’s obligations under Sections 4 and 5 of this Agreement
Executive agrees that the covenants in Sections 2, 4 and 5 are reasonable with respect to their scope. It is the desire and intent of the parties that the provisions of Sections 2, 4 and 5 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular portion of Sections 2, 4 or 5 shall be adjudicated to be invalid or unenforceable, then each of Sections 2, 4 and 5 shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of Sections 2, 4 and 5 in the particular jurisdiction in which adjudication is made. If the provisions of Sections 2, 4 or 5 should ever be deemed to exceed limitations permitted by the laws of a particular state with respect to the operation of the limitation in the particular jurisdiction in which the adjudication is made, each of Sections 2, 4 and 5 shall be deemed amended to reduce or delete the portion deemed to exceed such limitation.

7.    Cessation of Severance Payments. Executive agrees that all severance payments and benefits under the Separation Agreement will immediately cease in the event that Executive violates any of the provisions of Sections 2, 4 and 5 of this Agreement as determined by the Company.

IN WITNESS WHEREOF, the Executive has executed and delivered this Agreement on the date set forth below.
Dated:
                                [ ]
                                Executive

4828-5693-7663.3

EXHIBIT B

Form of Release
WHEREAS, the Executive’s employment has been terminated in accordance with Section 4(b) of the Cooper-Standard Automotive Inc. Executive Severance Pay Plan (the “Plan”) (capitalized terms used herein without definition have the meanings specified in the Plan); and
WHEREAS, the Executive is required to sign this Release in order to receive the Severance Pay under the Plan.
NOW THEREFORE, in consideration of the promises and agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and intending to be legally bound, the Executive agrees as follows:
1.    This Release is effective on the date hereof and will continue in effect as provided herein.
2.    In consideration of the payments to be made and the benefits to be received by the Executive pursuant to the Plan, which the Executive acknowledges are in addition to payments and benefits which the Executive would be entitled to receive absent the Plan, the Executive, for Executive and Executive’s dependents, successors, assigns, heirs, executors and administrators (and Executive’s and their legal representatives of every kind), hereby releases, dismisses, remises and forever discharges Cooper-Standard Automotive Inc. (“Cooper”), its predecessors, parents, subsidiaries, divisions, related or Affiliated companies (collectively, the “Company”), officers, directors, stockholders, members, employees, heirs, successors, assigns, representatives, agents and counsel (collectively with Cooper and the Company, the “Company Released Parties”) from any and all arbitrations, claims, including claims for attorney’s fees, demands, damages, suits, proceedings, actions and/or causes of action of any kind and every description, whether known or unknown, which Executive now has or may have had for, upon, or by reason of any cause whatsoever (“claims”), against the Company Released Parties, including but not limited to:
a.any and all claims arising out of or relating to Executive’s employment by or service with the Company and Executive’s termination from the Company;
b.any and all claims of discrimination, including but not limited to claims of discrimination on the basis of sex, race, age, national origin, marital status, religion or handicap, including, specifically, but without limiting the generality of the foregoing, any claims under the Age Discrimination in Employment Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, The Elliott-Larsen Civil Rights Act, the Michigan Handicappers’ Civil Rights Act, the Michigan Wage Payment Act (MCLA Section 408.471), the Polygraph Protection Act of 1981, the Michigan Whistleblower’s Protection Act (MCLA Section 15.361), the common law of the State of Michigan, and any other applicable state statutes and regulations; provided, however, that the foregoing shall not apply to claims to enforce rights that Executive may

4828-5693-7663.3

have as of the date hereof or in the future with respect to any Employee Benefits, under any indemnification agreement between the Executive and Cooper, under Cooper’s indemnification by-laws, under the directors’ and officers’ liability coverage maintained by Cooper, under the applicable provisions of the Delaware General Corporation Law, or that Executive may have in the future under the Plan or under this Release; and
c.any and all claims of wrongful or unjust discharge or breach of any contract or promise, express or implied.
3.    Executive understands and acknowledges that the Company does not admit any violation of law, liability or invasion of any of Executive’s rights and that any such violation, liability or invasion is expressly denied. The consideration provided for this Release is made for the purpose of settling and extinguishing all claims and rights (and every other similar or dissimilar matter) that Executive ever had or now may have against the Company to the extent provided in this Release. Executive further agrees and acknowledges that no representations, promises or inducements have been made by the Company other than as appear in the Plan.
4.    Executive further agrees and acknowledges that:
a.The release provided for herein releases claims to and including the date of this Release;
b.Executive has been advised by the Company to consult with legal counsel prior to executing this Release, has had an opportunity to consult with and to be advised by legal counsel of Executive’s choice, fully understands the terms of this Release, and enters into this Release freely, voluntarily and intending to be bound;
c.Executive has been given a period of 21 days to review and consider the terms of this Release prior to its execution and that Executive may use as much of the 21 day period as Executive desires. Executive further certifies that if Executive signs this Agreement prior to the expiration of 21 days following its receipt by Executive, Executive does so knowingly and voluntarily, waiving any right to consideration of the Agreement for the remaining portion of the 21 day period; and
d.Executive may, within 7 days after execution, revoke this Release. Revocation shall be made by delivering a written notice of revocation to the Chief Legal Officer of the Company. For such revocation to be effective, written notice must be actually received by the Chief Legal Officer of the Company (or any successor thereto) no later than the close of business on the 7th day after Executive executes this Release. If Executive does exercise Executive’s right to revoke this Release, all of the terms and conditions of the Release shall be of no force and effect and the Company shall not have any obligation to make payments or provide benefits to Executive as set forth in the Plan and Separation Agreement.
5.    Executive agrees that Executive will never file a lawsuit or other complaint, except as stated below, asserting any claim that is released in this Release. Nothing in this

4828-5693-7663.3

Agreement, prevents Executive from filing a charge or complaint with the Equal Employment Opportunity Commission (“EEOC”), the Securities and Exchange Commission or any other administrative agency if applicable law requires Executive be permitted to do so. However, this Agreement does prevent Executive from obtaining any monetary or any other personal relief of any kind based on: (a) a charge filed with the EEOC or any state or local EEO agency; (b) any lawsuit arising from such charge with the EEOC or any state or local EEO agency; or (c) any actions by Executive in cooperating with or providing information to the EEOC or any state or local EEO agency.
6.    Executive waives and releases any claim that Executive has or may have to reemployment after the date of this Release.
IN WITNESS WHEREOF, the Executive has executed and delivered this Release on the date set forth below.
Dated:
                                [ ]
                                Executive

4828-5693-7663.3